Exhibit 99.2

AGREEMENT

     WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Osteotech, Inc., a Delaware corporation (the “Company”);

     WHEREAS, each of Kenneth H. Shubin Stein, MD, CFA, Spencer Capital Opportunity Fund, LP (“SCF”), Spencer Capital Partners, LLC (“SCP”), Spencer Capital Management, LLC (“SCM” and, together with SCF, SCP and Dr. Shubin Stein, the “Spencer Capital Filers”), Charles M. Gillman, Boston Avenue Capital LLC (“BAC” and, together with Mr. Gillman, the “Boston Avenue Filers”), William J. Nasgovitz and Heartland Advisors, Inc. (“Heartland” and, together with Mr. Nasgovitz, the “Heartland Filers”) wish to form a group for the purpose of changing the composition of the Board of Directors of the Company and to take such other actions as may be desirable to enhance shareholder value.

NOW, IT IS AGREED, this 11th day of January, 2010 by the parties hereto:

     1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. SCM or its representative shall provide each member of the Group with copies of all Schedule 13D filings and any other public filings SCM has been directed to file on behalf of such member at least 24 hours prior to the filing or submission thereof.

     2. Dewey & LeBoeuf LLP, counsel to the Spencer Capital Filers and the Boston Avenue Filers, shall be responsible for the preparation of all Schedule 13D filings and amendments thereto, as well as the filing of such documents with the SEC following consultation with, and upon prior approval of, each party hereto or their authorized representative.

     3. So long as this joint filing agreement (the “Agreement”) is in effect, each of the undersigned shall provide written notice to Dewey & LeBoeuf LLP of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction. Notices shall be sent to Eric Blanchard of Dewey & LeBoeuf LLP by facsimile to 212-259-6333 or by electronic mail to EBlanchard@DL.com.

     4. Each of the undersigned agrees to form the Group for the purpose of (i) changing the composition of the Board of Directors of the Company at the 2010 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, (ii) taking such other actions as the parties deem advisable in order to enhance shareholder value, and (iii) taking all other action necessary or advisable to achieve the foregoing.

     5. SCM, BAC and Heartland shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses on a pro rata basis among SCM, BAC and Heartland based on the number of shares of common stock of the Company in the aggregate beneficially owned by each of the Spencer Capital Filers, the Boston Avenue Filers and the Heartland Filers, respectively, on the date hereof. Notwithstanding the foregoing, the legal fees and expenses of each member of the Group with respect to the Agreement and the related Schedule 13D shall not be considered a Group expense and the Spencer Capital Filers and the Boston Avenue Filers, on the one hand, and the Heartland Filers, on the other hand, shall bear their own respective legal fees and expenses.

     6. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by each party hereto, or its representatives, which approval shall not be unreasonably withheld. Dr. Shubin Stein shall be the spokesperson for the Group with respect to all communications with the Company, the press, other stockholders and/or other parties relating to the Group; provided, however, that the general content of all such statements and the recipient(s) of such statements shall be subject to the prior approval of the other parties or their authorized representatives.

     7. The relationship of the parties hereto shall be limited to carrying on such business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed or authorize any party to act as an agent for the other party, to bind the other party, or to create a joint venture or partnership. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws. In addition, nothing herein shall restrict any party’s right to vote securities of the Company in accordance with his/its respective duties and obligations.

     8. Each of the Spencer Capital Filers, the Boston Avenue Filers and the Heartland Filers acknowledge and agree that they do not have any voting or investment power over, or pecuniary interest in, the shares of the Company held by any other party to this Agreement, except as disclosed in any Schedule 13D filings.

     9. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

     10. Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax or email to Eric Blanchard at Dewey & LeBoeuf LLP, Fax No. (212) 259-6333; email: eblanchard@DeweyLeBoeuf.com and Ellen Drought, Godfrey & Kahn, S.C., Fax No. (414) 273-5198; email: edrought@gklaw.com.

     11. The Spencer Capital Filers and the Boston Avenue Filers, on the one hand, and the Heartland Filers, on the other hand, each acknowledge that they have retained separate counsel with respect to their investment in the Company.

     12. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SPENCER CAPITAL OPPORTUNITY		BOSTON AVENUE CAPITAL LLC
FUND, LP

By: SPENCER CAPITAL PARTNERS, LLC		By:	/s/ Stephen J. Heyman
General Partner		Stephen J. Heyman
Manager

By:	/s/ Kenneth H. Shubin Stein
Dr. Kenneth H. Shubin Stein
Managing Member

SPENCER CAPITAL MANAGEMENT, LLC

/s/ Charles M. Gillman
By:	/s/ Kenneth H. Shubin Stein	CHARLES M. GILLMAN
Kenneth H. Shubin Stein, MD, CFA
Managing Partner

SPENCER CAPITAL PARTNERS, LLC		HEARTLAND ADVISORS, INC.

By:	/s/ Kenneth H. Shubin Stein	By:	/s/ Paul T. Beste
Dr. Kenneth H. Shubin Stein		Paul T. Beste
Managing Member		Chief Operating Officer

/s/ Kenneth H. Shubin Stein		WILLIAM J. NASGOVITZ
KENNETH H. SHUBIN STEIN, MD, CFA

		By:	/s/ Paul T. Beste
Paul T. Beste
As Attorney in-Fact for William J.
Nasgovitz (pursuant to Power of
Attorney previously filed)